UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 7, 2008

Date of Report (Date of earliest event reported)

TARPON INDUSTRIES, INC.

(Exact name of registrant as specified in its Charter)

Michigan	001-32428	30-0030900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2420 Wills Street

Marysville, Michigan 48040

(Address of principal executive offices) (Zip Code)

(810) 364-7421

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June, 27, 2008 Registrant, together with its wholly owned subsidiary Eugene Welding Company (collectively, the “Debtor”) entered into that certain Asset Purchase Agreement (the “APA”) by and between Debtor and Laurus Master Funds, Ltd. or its designee (“Laurus”) for the purchase of substantially all of Debtor’s assets.

The APA was subject to higher and better offers and the approval of the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division (the “Bankruptcy Court”). Pursuant to the June 26, 2008 Order entered by the Bankruptcy Court (A) Approving Bidding Procedures; (B) Scheduling Bid Deadline; Auction Date; and Sale Hearing and Approving Notice Thereof; and (C) Approving Procedures of Fix Cure Amounts Related to Assumption and Assignment of Certain Executory Contracts and Unexplained Leases and Approving Notice Thereof, Debtor held an auction resulting in Heartland Steel Products, Inc. (“Heartland”), a wholly owned subsidiary of Laurus as the winning bidder.

On June 29, 2008, the Bankruptcy Court entered that certain Stipulated Final Order (A) Approving the Sale of Substantially all of Debtors’ Assets; (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Granting Other Related Relief (the “Sale Order”). A copy of the Sale Order is attached hereto as Exhibit 10.1.

On August 7, 2008, Debtor filed a Notice of Closing of Asset Purchase Agreement with Heartland. A copy of the Notice is attached hereto as Exhibit 10.2.

Exhibit No. Description

10.1        Stipulated Final Order (A) Approving the Sale of Substantially all of Debtors’ Assets (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Granting Other Related Relief.

10.2        Notice of Closing of Asset Purchase Agreement with Heartland Steel Products, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARPON INDUSTRIES, INC.

Date: August 12, 2008

By:	/s/ James W. Bradshaw

James W. Bradshaw,
Chief Executive Officer